Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

Richmond, Va., July 28, 2022 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.30 per share of common stock, which is a $0.02, or 7%, increase from the second quarter of 2022 and third quarter of 2021. Based on the Company’s common stock closing price of $33.80 on July 27, 2022, the dividend yield is approximately 3.6%. The common stock dividend is payable on August 26, 2022 to common shareholders of record as of August 12, 2022.

The Board also declared a quarterly dividend on the outstanding shares of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on September 1, 2022 to holders of record as of August 17, 2022.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937